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                                                                  Exhibit 10.2
BANK OF AMERICA
================================================================================
                                                         BUSINESS LOAN AGREEMENT



This Agreement dated as of October 12, 1998 is between Bank of America National Trust and Savings Association (the "Bank") and Cost Plus, Inc. (the "Borrower").

1.   LINE OF CREDIT AMOUNT AND TERMS

1.1  LINE OF CREDIT AMOUNT.

(a) During the availability period described below, the Bank will provide a line of credit to the Borrower. The amount of the line of credit (the "Commitment") is equal to the amount indicated for each period specified below:

            Period                                  Amount
            ------                                  ------
            From January 1 through
            June 30 of each year                  $20,000,000

            From July 1 through
            December 31 of each year              $40,000,000


(b) This is a revolving line of credit providing for cash advances and letters of credit. During the availability period, the Borrower may repay principal amounts and reborrow them.

(c) The Borrower agrees not to permit the outstanding principal balance of advances under the line of credit plus the outstanding amounts of any letters of credit, including amounts drawn on letters of credit and not yet reimbursed, to exceed the Commitment.

1.2 AVAILABILITY PERIOD. The line of credit is available between the date of this Agreement and June 1, 2000 (the "Expiration Date") unless the Borrower is in default.

1.3  INTEREST RATE.

(a) Unless the Borrower elects an optional interest rate as described below, the interest rate is the Bank's Reference Rate minus 0.5 percentage point.

(b) The Reference Rate is the rate of interest publicly announced from time to time by the Bank in San Francisco, California, as its Reference Rate. The Reference Rate is set by the Bank based on various factors, including the Bank's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans. The Bank may price loans to its customers at above, or below the Reference Rate. Any change in the Reference Rate shall take effect at the opening of business on the day specified in the public announcement of a change in the Bank's Reference Rate.

1.4  REPAYMENT TERMS.

(a) The Borrower will pay interest on the last day of each monthly period of its fiscal calendar until payment in full of any principal outstanding under this line of credit. For the remainder of calendar year 1998 and prior to the commencement of each calendar year thereafter, the Borrower shall disclose to the Bank in writing the monthly periods of its fiscal calendar for such year.

(b) The Borrower will repay in full all principal and any unpaid interest or other charges outstanding under this line of credit no later than the Expiration Date. Any interest period for an optional interest rate (as described below) shall expire no later than the Expiration Date.

1.5 OPTIONAL INTEREST RATES. Instead of the interest rate based on the Bank's Reference Rate, the Borrower may elect the optional interest rates listed below during interest periods agreed to by the Bank and the Borrower. The optional interest rates shall be subject to the terms and conditions described later in this Agreement. Any principal amount bearing interest at an optional rate under this Agreement is referred to as a "Portion." The following optional interest rates are available:

(a)  the IBOR Rate plus 1.125 percentage points.

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1.6  LETTERS OF CREDIT. This line of credit may be used for financing commercial letters of credit with a maximum maturity of 180 days. Each commercial letter of credit will require drafts payable at sight.

The Borrower agrees:

(a) any sum drawn under a letter of credit may, at the option of the Bank, be added to the principal amount outstanding under this Agreement. The amount will bear interest and be due as described elsewhere in this Agreement.

(b) if there is a default under this Agreement, to immediately prepay and make the Bank whole for any outstanding letters of credit.

(c) the issuance of any letter of credit and any amendment to a letter of credit is subject to the Bank's written approval and must be in form and content satisfactory to the Bank and in favor of a beneficiary acceptable to the Bank.

(d) to sign the Bank's form Application and Agreement for Commercial Letter of Credit.

(e) to pay any issuance and/or other fees that the Bank notifies the Borrower will be charged for issuing and processing letters of credit for the Borrower.

2.   OPTIONAL INTEREST RATES

2.1 OPTIONAL RATES. Each optional interest rate is a rate per year. Interest will be paid on the last day of each interest period, and on the last day of each monthly period of the Borrower's fiscal calendar during the interest period. At the end of any interest period, the interest rate will revert to the rate based on the Reference Rate, unless the Borrower has designated another optional interest rate for the Portion. No Portion will be converted to a different interest rate during the applicable interest period. Upon the occurrence of an event of default under this Agreement, the Bank may terminate the availability of optional interest rates for interest periods commencing after the default occurs.

2.2 IBOR RATE. The election of IBOR Rates shall be subject to the following terms and requirements:

(a) The interest period during which the IBOR Rate will be no shorter than 30 days and no longer than 90 days. The last day of the interest period will be determined by the Bank using the practices of the offshore dollar inter-bank market.

(b) Each IBOR Rate Portion will be for an amount not less than Five Hundred Thousand Dollars ($500,000).

(c) The Borrower may not elect an IBOR Rate with respect to any principal amount which is scheduled to be repaid before the last day of the applicable interest period.

(d) The "IBOR Rate" means the interest rate determined by the following formula, rounded upward to the nearest 1/100 of one percent. (All amounts in the calculation will be determined by the Bank as of the first day of the interest period.)

          IBOR Rate =         IBOR Base Rate
                       ----------------------------
                       (1.00 -  Reserve Percentage)

     Where.

     (i) "IBOR Base Rate" means the interest rate at which the Bank's Grand Cayman Branch, Grand Cayman, British West Indies, would offer U.S. dollar deposits for the applicable interest period to other major banks in the offshore dollar inter-bank market.

     (ii) "Reserve Percentage" means the total of the maximum reserve percentages for determining the reserves to be maintained by member banks of the Federal Reserve System for Eurocurrency Liabilities, as defined in Federal Reserve Board Regulation D, rounded upward to the nearest 1/100 of one percent. The percentage will be expressed as a decimal, and will include, but not be limited to, marginal, emergency, supplemental, special, and other reserve percentages.

(e) Each prepayment of an IBOR Rate Portion, whether voluntary, by reason of acceleration or otherwise, will be accompanied by the amount of accrued interest on the amount prepaid, and a prepayment fee as described below. A "prepayment" is a payment of an amount on a date earlier than the scheduled payment date for such amount as required by this Agreement. The prepayment fee shall be equal to the amount (if any) by which:

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     (i)  the additional interest which would have been payable during the interest period on the amount prepaid had it not been prepaid, exceeds

     (ii) the interest which would have been recoverable by the Bank by placing the amount prepaid on deposit in the domestic certificate of deposit market, the eurodollar deposit market, or other appropriate money market selected by the Bank for a period starting on the date on which it was prepaid and ending on the last day of the interest period for such Portion (or the scheduled payment date for the amount prepaid, if earlier).

(f) The Bank will have no obligation to accept an election for an IBOR Rate Portion if any of the following described events has occurred and is continuing:

     (i) Dollar deposits in the principal amount, and for periods equal to the interest period, of an IBOR Rate Portion are not available in the offshore dollar inter-bank market; or

     (ii) the IBOR Rate does not accurately reflect the cost of an IBOR Rate Portion.

               Otherwise, the Bank will not arbitrarily reject an election for an IBOR Rate Portion if, at the time of such election, the Borrower is in compliance with all the terms and conditions of this Agreement and there is no default hereunder.

3.   FEES AND EXPENSES

3.1 UNUSED COMMITMENT FEE. The Borrower agrees to pay a fee on any difference between the Commitment and the amount of credit it actually uses, determined by the weighted average credit outstanding during the specified period. The fee will be calculated at 0.125% per year. This fee is due on the last day of each of the Borrower's fiscal quarters until the expiration of the availability period.

3.2 EXPENSES. The Borrower agrees to immediately repay the Bank for expenses that include, but are not limited to, filing, recording and search fees, appraisal fees, title report fees and documentation fees.

3.3  REIMBURSEMENT COSTS.

(a) The Borrower agrees to reimburse the Bank for any expenses it incurs in the preparation of this Agreement and any agreement or instrument required by this Agreement up to a maximum of Two Thousand Five Hundred Dollars ($2,500). Expenses include, but are not limited to, reasonable attorneys' fees, including any allocated costs of the Bank's in-house counsel.

(b) If there is a default under this Agreement and the Borrower has failed to cure the same within the cure period, if any, applicable to such default, the Borrower agrees to reimburse the Bank for the cost of periodic audits and appraisals of the personal property collateral securing this Agreement, at such intervals as the Bank may reasonably require after the occurrence of the default and the expiration of the cure period (if any). The audits and appraisals may be performed by employees of the Bank or by independent appraisers.

4.   COLLATERAL

4.1 PERSONAL PROPERTY. The Borrower's obligations to the Bank under this Agreement will be secured by personal property the Borrower now owns or will own in the future as listed below. The collateral is further defined in security agreement(s) executed by the Borrower. In addition, all personal property collateral securing this Agreement shall also secure all other present and future obligations of the Borrower to the Bank (excluding any consumer credit covered by the federal Truth in Lending law, unless the Borrower has otherwise agreed in writing). All personal property collateral securing any other present or future obligations of the Borrower to the Bank shall also secure this Agreement.

(a)  Inventory.

(b)  Receivables.

5.   DISBURSEMENTS, PAYMENTS AND COSTS

5.1 REQUESTS FOR CREDIT. Each request for an extension of credit will be made in writing in a manner acceptable to the Bank, or by another means acceptable to the Bank.

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5.2  DISBURSEMENTS AND PAYMENTS. Each disbursement by the Bank and each payment by the Borrower will be:

(a) made at the Bank's branch (or other location) selected by the Bank from time to time;

(b) made for the account of the Bank's branch selected by the Bank from time to time;

(c) made in immediately available funds, or such other type of funds selected by the Bank;

(d) evidenced by records kept by the Bank. In addition, the Bank may, at its discretion, require the Borrower to sign one or more promissory notes.

5.3  TELEPHONE AND TELEFAX AUTHORIZATION.

(a) The Bank will honor telephone or telefax instructions for advances or repayments or for the designation of optional interest rates and telefax requests for the issuance of letters of credit given by any one of the individuals authorized to sign loan agreements on behalf of the Borrower, or any other individual designated by any one of such authorized signers.

(b) Advances will be deposited in and repayments will be withdrawn from the Borrower's account number, or such other of the Borrower's accounts with the Bank as designated in writing by the Borrower.

(c) The Borrower indemnifies and excuses the Bank (including its officers, employees, and agents) from all liability, loss, and costs in connection with any act resulting from telephone or telefax instructions the Bank reasonably believes are made by any individual authorized by the Borrower to give such instructions. This indemnity and excuse will survive this Agreement's termination.

5.4  DIRECT DEBIT.

(a) The Borrower agrees that any sum drawn under a letter of credit and any fees applicable to letters of credit will be deducted automatically on the due date from the Borrower's account number, or such other of the Borrower's accounts with the Bank as designated in writing by the Borrower.

(b) On the banking day before each due date, the Bank will inform the Borrower by telephone or by telefax of the amount of the debit to be made on the next banking day in order to permit the Borrower to ensure that sufficient funds will be in the account.

(c) The Bank will debit the account on the dates the payments become due. If a due date does not fall on a banking day, the Bank will debit the account on the first banking day following the due date.

(d) The Borrower will maintain sufficient funds in the account on the dates the Bank enters debits authorized by this Agreement. If there are insufficient funds in the account on the date the Bank enters any debit authorized by this Agreement, the debit will be reversed.

5.5  DIRECT DEBIT (LINE OF CREDIT).

(a) The Borrower agrees that the Bank may create advances under the line of credit to pay interest and any fees that are due under this Agreement (including, but not limited to, any fees due under Paragraph 3.1 but excluding any fees due under Paragraph 1.6, which latter fees will be directly debited under Paragraph 5.4 above).

(b) The Bank will create such advances on the dates the payments become due. If a due date does not fall on a banking day, the Bank will create the advance on the first banking day following the due date.

(c) If the creation of an advance under the line of credit causes the total amount of credit outstanding under the line to exceed the limitations set forth in this Agreement, the Borrower will immediately pay the excess to the Bank upon the Bank's demand.

5.6 BANKING DAYS. Unless otherwise provided in this Agreement, a banking day is a day other than a Saturday or a Sunday on which the Bank is open for business in California. For amounts bearing interest at an offshore rate (if any), a banking day is a day other than a Saturday or a Sunday on which the Bank is open for business in California and dealing in offshore dollars. All payments and disbursements which would be due on a day which is not a banking day will be due on the next banking day. All payments received on a day which is not a banking day will be applied to the credit on the next banking day.

5.7 ADDITIONAL COSTS. The Borrower will pay the Bank, on demand, for the Bank's costs or losses arising from any statute or regulation, or any request or requirement of a regulatory agency which is applicable to all national banks or a

                                      -4-
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class of all national banks or a class of all national banks. The costs and losses will be allocated to the loan in a manner determined by the Bank, using any reasonable method. The costs include the following:

(a)  any reserve or deposit requirements; and

(b) any capital requirements relating to the Bank's assets and commitments for credit.

The Borrower's obligations under this paragraph shall be limited to the Bank's costs and losses arising on or after the date that is 90 days after the date the Bank sends written notice to the Borrower confirming the Borrower's obligations under this paragraph and describing in reasonably sufficient detail such costs and losses.

5.8 INTEREST CALCULATION. Except as otherwise stated in this Agreement, all interest and fees, if any, will be computed on the basis of a 360-day year and the actual number of days elapsed. This results in more interest or a higher fee than if a 365-day year is used. Installments of principal which are not paid when due under this Agreement shall continue to bear interest until paid.

5.9 DEFAULT RATE. Upon the occurrence and during the continuation of any default under this Agreement, principal amounts outstanding under this Agreement will at the option of the Bank bear interest at a rate which is 2.0 percentage points higher than the rate of interest otherwise provided under this Agreement. This will not constitute a waiver of any default.

5.10 INTEREST COMPOUNDING. At the Bank's sole option in each instance, any interest, fees or costs which are not paid when due under this Agreement shall bear interest from the due date at the Bank's Reference Rate plus 1.0 percentage point. This may result in compounding of interest.

6.   CONDITIONS

The Bank must receive the following items, in form and content acceptable to the Bank, before it is required to extend any credit to the Borrower under this
Agreement:

6.1 AUTHORIZATIONS. Evidence that the execution, delivery and performance by the Borrower of this Agreement and any instrument or agreement required under this Agreement have been duly authorized.

6.2  GOVERNING DOCUMENTS. A copy of the Borrower's articles of incorporation.

6.3 SECURITY AGREEMENTS. Signed original security agreements, assignments and financing statements (together with collateral in which the Bank requires a possessory security interest), which the Bank requires.

6.4 EVIDENCE OF PRIORITY. Evidence that security interests and liens in favor of the Bank are valid, enforceable, and prior to all others' rights and interests, except those the Bank consents to in writing.

6.5 INSURANCE. Evidence of insurance coverage, as required in the "Covenants" section of this Agreement.

6.6  OTHER ITEMS. Any other items that the Bank reasonably requires.

7.   REPRESENTATIONS AND WARRANTIES

When the Borrower signs this Agreement, and until the Bank is repaid in full, the Borrower makes the following representations and warranties. Each request for an extension of credit constitutes a renewed representation:

7.1 ORGANIZATION OF BORROWER. The Borrower is a corporation duly formed and existing under the laws of the state where organized.

7.2 AUTHORIZATION. This agreement, and any instrument or agreement required hereunder, are within the Borrower's powers, have been duly authorized, and do not conflict with any of its organizational papers.

7.3 ENFORCEABLE AGREEMENT. This Agreement is a legal, valid and binding agreement of the Borrower, enforceable against the Borrower in accordance with its terms, and any instrument or agreement required hereunder, when executed and delivered, swill be similarly legal, valid, binding and enforceable.

7.4 GOOD STANDING. In each state in which the Borrower does business, it is properly licensed, in good standing, and, where required, in compliance with fictitious name statutes.

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7.5  NO CONFLICTS. This Agreement does not conflict with any law, agreement, or obligation by which the Borrower is bound.

7.6 FINANCIAL INFORMATION. All financial and other information that has been or will be supplied to the Bank is:

(a) sufficiently complete to give the Bank accurate knowledge of the Borrower's (and any guarantor's) financial condition, including all material contingent liabilities.

(b)  in compliance with all government regulations that apply.

7.7 LAWSUITS. There is no lawsuit, tax claim or other dispute pending or threatened against the Borrower which, if lost, would impair the Borrower's financial condition or ability to repay the loan, except as have been disclosed in writing to the Bank.

7.8 COLLATERAL. All collateral required in this Agreement is owned by the grantor of the security interest free of any title defects or any liens or interests of others.

7.9 PERMITS, FRANCHISES. The Borrower possesses all permits, memberships, franchises, contracts and licenses required and all trademark rights, trade name rights, patent rights and fictitious name rights necessary to enable it to conduct the business in which it is now engaged.

7.10 OTHER OBLIGATIONS. The Borrower is not in default on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation.

7.11 INCOME TAX MATTERS. The Borrower has no knowledge of any pending assessments or adjustments of its income tax for any year.

7.12 NO EVENT OF DEFAULT. There is no event which is, or with notice or lapse of time or both would be, a default under this Agreement.

7.13 INSURANCE. The Borrower has obtained, and maintained in effect, the insurance coverage required in the "Covenants" section of this Agreement.

7.14 LOCATION OF BORROWER. The Borrower's place of business (or, if the Borrower has more than one place of business, its chief executive office) is located at 200 - 4th Street, Oakland, CA 94607-4312.

8.   COVENANTS

The Borrower agrees, so long as credit is available under this Agreement and until the Bank is repaid in full;

8.1 USE OF PROCEEDS. To use the proceeds of only for the operations of the Borrower and for working capital and general corporate purposes.

8.2 FINANCIAL INFORMATION. To provide the following financial information and statements in form and content acceptable to the Bank, and such additional information as requested by the Bank from time to time:

(a) Within 90 days of the Borrower's fiscal year end, the Borrower's annual financial statements. These financial statements must be audited (with an unqualified opinion) by one of the accounting firms commonly known as the "Big 6".

(b) Within 30 days of the period's end, the Borrower's quarterly financial statements. These financial statements may be Borrower prepared. For the fourth fiscal quarter of each year, these financial statements will be prepared as part of the Borrower's annual financial statements required under (a) above and may be provided to the Bank together with those annual statements.

(c) Within the period provided in (b) above, a compliance certificate of the Borrower signed by an authorized financial officer of the Borrower setting forth (i) the information and computations (in sufficient detail) to establish that the Borrower is in compliance with all financial covenants at the end of the period covered by the financial statements then being furnished and (ii) whether there existed as of the date of such financial statements and whether there exists as of the date of the certificate, any default under this Agreement and, if any such default exists, specifying the nature thereof and the action the Borrower is taking and proposes to take with respect thereto.

(d) Within 60 days of the Borrower's fiscal year end, the Borrower's annual business plan/budget for the then current fiscal year in form satisfactory to the Bank.

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8.3  TANGIBLE NET WORTH. To maintain tangible net worth equal to at least the following:

(a) Seventy Four Million Six Thousand Dollars ($74,006,000) through January 31, 1999; and

(b) On February 1, 1999 and thereafter, Seventy Four Million Six Thousand Dollars ($74,006,000) plus the sum of 90% of net income after income taxes (without subtracting losses) earned in the fiscal year ending January 31, 1999.

"Tangible net worth" means the gross book value of the Borrower's assets (excluding goodwill, patents, trademarks, trade names, organization expense, treasury stock, unamortized debt discount and expense, deferred marketing expenses, and other like intangibles, and the amount (if any) of monies due from officers, directors, or shareholders of the Borrower that exceeds Five Hundred Thousand Dollars ($500,000) provided that such monies were used for the purchase of capital stock of the Borrower) plus debt subordinated to the Bank in a manner acceptable to the Bank (using the Bank's standard form) less total liabilities, including but not limited to accrued and deferred income taxes, and any reserves against assets.

Compliance with this financial covenant will be measured as of the end of each fiscal quarter.

8.4  COVERAGE RATIO. To maintain a Coverage Ratio of at least 1.1:1.0.

"Coverage Ratio" means the ratio of net income after taxes and before extraordinary items, plus interest expense plus capitalized lease interest
                     ----                  ----
expense plus depreciation plus amortization to nonfinanced capital expenditures
        ----              ----
plus interest expense plus capitalized lease interest expense plus cash
----                  ----                                    ----
dividends paid plus the current portion of long-term liabilities. This ratio will be calculated at the end of each fiscal quarter, using the results of that quarter and each of the 3 immediately preceding quarters. The current portion of long term liabilities will be measured as of the last day of the preceding fiscal year. Any non-cash impact on the Borrower's net income resulting from changes in generally accepted accounting principles, changes in financial accounting standards promulgated by the Financial Accounting Standards Board, changes in regulations of the Internal Revenue Service, changes in accounting rules by the Securities and Exchange Commission, or other non-cash items outside the control of the Borrower will be excluded from calculation of this covenant.

8.5 OTHER DEBTS. Not to have outstanding or incur any direct or contingent liabilities or capital lease obligations (other than those to the Bank), or become liable for the liabilities of others, without the Bank's written consent, which consent shall not be unreasonably withheld. This does not prohibit:

(a)  Acquiring goods, supplies, or merchandise on normal trade credit.

(b)  Endorsing negotiable instruments received in the usual course of business.

(c)  Obtaining surety bonds in the usual course of business.

(d) Liabilities and lines of credit and leases in existence on the date of this Agreement disclosed in writing to the Bank prior to closing and acceptable to the Bank.

(e) Additional debts and capital lease obligations for the acquisition of fixed or capital assets, to the extent permitted under Paragraph 8.7 of this Agreement. Such debts and obligations may include Purchase Money Indebtedness. "Purchase Money Indebtedness" means (i) indebtedness for the payment of all or any part of the purchase price of any fixed or capital assets, (ii) indebtedness incurred at the time of or within (10) ten days prior to or after the acquisition of any fixed or capital assets for the purpose of financing all or any part of the purchase price thereof and
     (iii) any renewals, extensions or refinancings thereof, but not any increases in principal amounts thereof outstanding at the time.

(f) Additional debts arising from the refinance of existing real property of the Borrower.

(g) Obligations under capital leases of the Borrower's stores and warehouses entered into in conjunction with the acquisition of fixed or capital assets permitted under Paragraph 8.7 of this Agreement.

(h)  Other Unsecured indebtedness incurred in the ordinary course of business.

(i) Indebtedness of any subsidiary of the Borrower to the Borrower incurred in the ordinary course of business.

(j)  Additional debts arising from the financing of insurance premiums.

8.6 OTHER LIENS. Not to create, assume, or allow any security interest or lien (including judicial liens) on property the Borrower now or later owns, except:

(a)  Deeds of trust and security agreements in favor of the Bank.

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(b)  Liens for taxes not yet due.

(c) Liens outstanding on the date of this Agreement disclosed in writing to the Bank prior to closing and acceptable to the Bank.

(d) Additional purchase money security interests or purchase money liens in personal property or real property acquired after the date of this Agreement which secure Purchase Money Indebtedness permitted by subparagraph (e) of the preceding paragraph.

(e) Liens on the refinanced real property which secure indebtedness permitted by subparagraph (f) of the preceding paragraph.

(f) Liens arising in the ordinary course of the Borrower's business by operation of law or regulation, but only if payment in respect of such lien is not yet due.

(g) Judgment liens in existence less than thirty (30) days after the entry thereof or with respect to which execution has been stayed or the payment of which is covered in full (subject to a customary deductible) by insurance maintained with responsible insurance companies.

(h) Liens in favor of customs and revenues authorities which secure payment of customs duties in connection with the importation of goods.

(i) Liens on insurance policies and the proceeds thereof securing debts permitted by subparagraph (j) of the preceding paragraph.

(j) Such minor defects, irregularities, encumbrances, easements, rights of way, and clouds on title as normally exist with respect to similar properties and which do not, individually or in the aggregate, materially impair the property affected thereby or limit its use to the purpose for which it was acquired.

(k) Landlord's liens arising under lease contracts or by operation of law in the ordinary course of business which are not delinquent or remain payable without penalty.

(l) Additional liens against the property of the Borrower which secure obligations in an aggregate principal amount not exceeding One Million Dollars ($1,000,000).

8.7 CAPITAL EXPENDITURES. Not to spend or incur obligations (including the total amount of any capital leases of equipment but excluding capital leases of the Borrower's stores and warehouses) for more than the following to acquire fixed or capital assets; (a) Sixteen Million Dollars ($16,000,000) in the fiscal year ending January 31, 1999; (b) Eighteen Million Dollars ($18,000,000) in the fiscal year ending January 31, 2000; and (c) Twenty One Million Dollars ($21,000,000) in the fiscal year ending January 31, 2001.

8.8 OUT OF DEBT PERIOD. To repay any advances in full, and not to draw any additional advances on its revolving line of credit, for a period of at least 30 consecutive days between January 1 and March 31 of each calendar year. For the purposes of this paragraph, "advances" does not include undrawn amounts of outstanding letters of credit.

8.9  NOTICES TO BANK. To promptly notify the Bank in writing of:.

(a)  any lawsuit over One Million Dollars ($1,000,000) against the Borrower.

(b)  any substantial dispute between the Borrower and any government authority.

(c)  any failure to comply with this Agreement.

(d) any material adverse change in the Borrower's business condition (financial or otherwise), operations, properties or prospects, or ability to repay the credit.

(e) any change in the Borrower's name, legal structure, place of business, or chief executive office if the Borrower has more than one place of business.

8.10  BOOKS AND RECORDS. To maintain adequate books and records.

8.11 AUDITS. To allow the Bank and its agents to inspect the Borrower's properties (including taking and removing samples for environmental testing) and examine, audit, and make copies of books and records at any reasonable time. If any of the Borrower's properties, books or records are in the possession of a third party, the Borrower authorizes that third party to permit the Bank or its agents to have access to perform inspections or audits and to respond to the Bank's requests for information concerning such properties, books and records.

The Bank has no duty to inspect the Borrower's properties or to examine, audit, or copy books and records and the Bank shall not incur any obligation or liability by reason of not making any such inspection or inquiry. In the event that the Bank inspects the Borrower's properties or examines, audits, or copies books and records, the Bank will be acting solely for the purposes of protecting the Bank's security and preserving the Bank's rights under this Agreement. Neither the Borrower nor any other party is entitled to rely on any inspection or other inquiry by the Bank. The Bank owes no duty of care to protect the Borrower or any other party against, or to inform the Borrower or any other party of, any adverse condition that may be observed as affecting the Borrower's properties or premises, or the Borrower's business. In the event that the Bank has a duty or obligation under applicable laws, regulations or legal requirements to disclose any reports or findings made as a result of, or in connection with, any site visit, observation or testing by the Bank, the Bank may make such a disclosure to the Borrower or any other party.

8.12 COMPLIANCE WITH LAWS. To comply with the laws (including any fictitious name statute), regulations, and orders of any government body with authority over the Borrower's business.

8.13 PRESERVATION OF RIGHTS. To maintain and preserve all rights, privileges, and franchises the Borrower now has.

8.14 MAINTENANCE OF PROPERTIES. To make any repairs, renewals, or replacements to keep the Borrower's properties in good working condition.

8.15 PERFECTION OF LIENS. To help the Bank perfect and protect its security interests and liens, and reimburse it for related costs it incurs to protect its security interests and liens.

8.16 COOPERATION. To take any action reasonably requested by the Bank to carry out the intent of this Agreement.

8.17  INSURANCE.

(a) INSURANCE COVERING COLLATERAL. To maintain all risk property damage insurance policies covering the tangible property comprising the collateral. Each insurance policy must be in an amount acceptable to the Bank. The insurance must be issued by an insurance company acceptable to the Bank and must include a lender's loss payable endorsement in favor of the Bank in a form acceptable to the Bank.

(b) GENERAL BUSINESS INSURANCE. To maintain insurance satisfactory to the Bank as to amount, nature and carrier covering property damage (including loss of use and occupancy) to any of the Borrower's properties, public liability insurance including coverage for contractual liability, product liability and workers' compensation, and any other insurance which is usual for the Borrower's business.

(c) EVIDENCE OF INSURANCE. Upon the request of the Bank, to deliver to the Bank a copy of each insurance policy, or, if permitted by the Bank, a certificate of insurance listing all insurance in force.

8.18 ADDITIONAL NEGATIVE COVENANTS. Not to, without the Bank's written consent, which consent shall not be unreasonably withheld:

(a) engage in any business activities substantially different from the Borrower's present business.

(b)  liquidate or dissolve the Borrower's business.

(c) enter into any consolidation, merger, or other combination, or, except in the ordinary course of the Borrower's business, become a partner in a partnership, a member of a joint venture, or a member of a limited liability company.

(d) sell or otherwise dispose of any assets for less than fair market value, or enter into any any sale and leaseback agreement covering any of its fixed or capital assets; provided, however, that sales or other dispositions for less than fair market value of assets with an aggregate fair market value not exceeding Three Million Dollars ($3,000,000) are permitted in any fiscal year.

(e) sell, assign, lease, transfer or otherwise dispose of all or a substantial part of the Borrower's business or the Borrower's assets except in the ordinary course of the Borrower's business.

(f) acquire or purchase a business or its assets for a consideration, including assumption of direct or contingent debts, in excess of Five Million Dollars ($5,000,000) in the aggregate in any fiscal year.

9.  DEFAULT

If any of the following events occurs, the Bank may do one or more of the following: declare the Borrower in default, stop making any additional credit available to the Borrower, and require the Borrower to repay its entire debt immediately and without prior notice. If an event of default occurs under the paragraph entitled "Bankruptcy," below, with respect to the Borrower, then the entire debt outstanding under this Agreement will automatically be due immediately.

9.1 FAILURE TO PAY. The Borrower fails to make a payment under this Agreement when due.

9.2 LIEN PRIORITY. The Bank fails to have an enforceable first lien (except for any prior liens to which the Bank has consented in writing) on or security interest in any property given as security for this Agreement. If, in the Bank's opinion, the breach is capable of being remedied, the breach will not be considered an event of default under this Agreement for a period of thirty (30) days after the earlier of (a) the date the Borrower knew or should have known of such breach or (b) the date on which the Bank gives written notice of such breach to the Borrower;, provided, however, that the Bank will not be obligated to extend any additional credit to the Borrower during that period.

9.3 FALSE INFORMATION. The Borrower has knowingly given the Bank false or misleading information or representations.

9.4 BANKRUPTCY. The Borrower files a bankruptcy petition, a bankruptcy petition is filed against the Borrower, or the Borrower makes a general assignment for the benefit of creditors.

9.5 RECEIVERS. A receiver or similar official is appointed for the Borrower's business, or the business is terminated.

9.6 LAWSUITS. Any lawsuit or lawsuits are filed on behalf of one or more trade creditors against the Borrower in an aggregate amount of Five Million Dollars ($5,000,000) or more in excess of any insurance coverage.

9.7 JUDGMENTS. Any judgments or arbitration awards are entered against the Borrower, or the Borrower enters into any settlement agreements with respect to any litigation or arbitration, in an aggregate amount of Five Million Dollars ($5,000.000) or more in excess of any insurance coverage.

9.8 GOVERNMENT ACTION. Any government authority takes action that the Bank believes materially adversely affects the Borrower's financial condition or ability to repay.

9.9 MATERIAL ADVERSE CHANGE. A material adverse change occurs or is reasonably likely to occur. "Material adverse change" means (a) a material impairment of the ability of the Borrower to perform its payment obligations under this Agreement or any document required by this Agreement, or (b) a material adverse effect upon the legality, validity, binding effect or enforceability against the Borrower of this Agreement or any document required by this Agreement.

9.10 CROSS-DEFAULT. Any default occurs under any agreement in connection with any credit the Borrower has obtained from anyone else or which the Borrower has guaranteed and, if there is a cure period applicable to such default, such default continues beyond the applicable cure period. It is provided, however, that this paragraph shall only apply to defaults that consist of failing to make a payment when due or that give the other lender the right to accelerate the obligation.

9.11 DEFAULT UNDER RELATED DOCUMENTS. Any guaranty, subordination agreement, security agreement, deed of trust, or other document required by this Agreement is no longer in effect or is violated in any material respect and, if there is a cure period applicable to such violation, such violation continues beyond the applicable cure period.

9.12 OTHER BANK AGREEMENTS. The Borrower falls to meet the material conditions of, or fails to perform any material obligation under any other agreement the Borrower has with the Bank or any affiliate of the Bank and, if there is a cure period applicable to such failure, such failure continues beyond the applicable cure period.

9.13 OTHER BREACH UNDER AGREEMENT. The Borrower fails to meet the conditions of, or fails to perform any obligation under, any material term of this Agreement not specifically referred to in this Article. If, in the Bank's opinion, the breach is capable of being remedied, the breach will not be considered an event of default under this Agreement for a period of thirty (30) days after the date on which the Bank gives written notice of the breach to the Borrower; provided, however, that the Bank will not be obligated to extend any additional credit to the Borrower during that period.

10.   ENFORCING THIS AGREEMENT; MISCELLANEOUS

10.1 GAAP. Except as otherwise stated in this Agreement, all financial information provided to the Bank and all financial covenants will be made under generally accepted accounting principles, consistently applied.

10.2  CALIFORNIA LAW. This Agreement is governed by California law.

10.3 SUCCESSORS AND ASSIGNS. This Agreement is binding on the Borrower's and the Bank's successors and assignees. The Borrower agrees that it may not assign this Agreement without the Bank's prior consent. The Bank may sell participations in or assign this loan, and may exchange financial information about the Borrower with actual or potential participants or assignees. If a participation is sold or the loan is assigned, the purchaser will have the right of set-off against the Borrower.

10.4  ARBITRATION.

(a) This paragraph concerns the resolution of any controversies or claims between the Borrower and the Bank, including but not limited to those that arise from:

     (i) This Agreement (including any renewals, extensions or modifications of this Agreement);

     (ii) Any document, agreement or procedure related to or delivered in connection with this Agreement;

     (iii) Any violation of this Agreement; or

     (iv) Any claims for damages resulting from any business conducted between the Borrower and the Bank, including claims for injury to persons, property or business interests (torts).

(b) At the request of the Borrower or the Bank, any such controversies or claims will be settled by arbitration in accordance with the United States Arbitration Act. The United States Arbitration Act will apply even though this Agreement provides that it is governed by California law.

(c) Arbitration proceedings will be administered by the American Arbitration Association and will be subject to its commercial rules of arbitration.

(d) For purposes of the application of the statute of limitations, the filing of an arbitration pursuant to this paragraph is the equivalent of the filing of a lawsuit, and any claim or controversy which may be arbitrated under this paragraph is subject to any applicable statute of limitations. The arbitrators will have the authority to decide whether any such claim or controversy is barred by the statute of limitations and, if so, to dismiss the arbitration on that basis.

(e) If there is a dispute as to whether an issue is arbitrable, the arbitrators will have the authority to resolve any such dispute.

(f) The decision that results from an arbitration proceeding may be submitted to any authorized court of law to be confirmed and enforced.

(g) The procedure described above will not apply if the controversy or claim, at the time of the proposed submission to arbitration, arises from or relates to an obligation to the Bank secured by real property located in California. In this case, both the Borrower and the Bank must consent to submission of the claim or controversy to arbitration. If both parties do not consent to arbitration, the controversy or claim will be settled as follows:

     (i) The Borrower and the Bank will designate a referee (or a panel of referees) selected under the auspices of the American Arbitration Association in the same manner as arbitrators are selected in Association-sponsored proceedings;

     (ii) The designated referee (or the panel of referees) will be appointed by a court as provided in California Code of Civil Procedure Section 638 and the following related sections;

     (iii) The referee (or the presiding referee of the panel) will be an active attorney or a retired judge; and

     (iv) The award that results from the decision of the referee (or the panel) will be entered as a judgment in the court that appointed the referee, in accordance with the provisions of California Code of Civil Procedure Sections 644 and 645.

(h)  This provision does not limit the right of the Borrower or the Bank to:

     (i)  exercise self-help remedies such as setoff;

     (ii) foreclose against or sell any real or personal property collateral; or

     (iii) act in a court of law, before, during or alter the arbitration proceeding to obtain:

           (A)  an interim remedy; and/or

           (B)  additional or supplementary remedies.

(i) The pursuit of or a successful action for interim, additional or supplementary remedies, or the filing of a court action, does not constitute a waiver of the right of the Borrower or the Bank, including the suing party, to submit the controversy or claim to arbitration if the other party contests the lawsuit. However, if the controversy or claim arises from or relates to an obligation to the Bank which is secured by real property located in California at the time of the proposed submission to arbitration, this right is limited according to the provision above requiring the consent of both the Borrower and the Bank to seek resolution through arbitration.

(j) if the Bank forecloses against any real property securing this Agreement, the Bank has the option to exercise the power of sale under the deed of trust or mortgage, or to proceed by judicial foreclosure.

10.5 SEVERABILITY; WAIVERS. If any part of this Agreement is not enforceable, the rest of the Agreement may be enforced. The Bank retains all rights, even if it makes a loan after default. If the Bank waives a default, it may enforce a later default. Any consent or waiver under this Agreement must be in writing.

10.6 ADMINISTRATION COSTS. The Borrower shall pay the Bank for all reasonable costs incurred by the Bank in connection with administering this Agreement.

10.7 ATTORNEYS' FEES. The Borrower shall reimburse the Bank for any reasonable costs and attorneys' fees incurred by the Bank in connection with the enforcement or preservation of any rights or remedies under this Agreement and any other documents executed in connection with this Agreement, and in connection with any amendment, waiver, "workout" or restructuring under this Agreement. In the event of a lawsuit or arbitration proceeding, the prevailing party is entitled to recover costs and reasonable attorneys' fees incurred in connection with the lawsuit or arbitration proceeding, as determined by the court or arbitrator. In the event that any case is commenced by or against the Borrower under the Bankruptcy Code (Title 11, United States Code) or any similar or successor statute, the Bank is entitled to recover costs and reasonable attorneys' fees incurred by the Bank related to the preservation, protection, or enforcement of any rights of the Bank in such a case. As used in this paragraph, "attorneys' fees" includes the allocated costs of the Bank's in-house counsel.

10.8 ONE AGREEMENT. This Agreement and any related security or other agreements required by this Agreement, collectively:

(a) represent the sum of the understandings and agreements between the Bank and the Borrower concerning this credit;

(b) replace any prior oral or written agreements between the Bank and the Borrower concerning this credit; and

(c) are intended by the Bank and the Borrower as the final, complete and exclusive statement of the terms agreed to by them.

In the event of any conflict between this Agreement and any other agreements required by this Agreement, this Agreement will prevail.

10.9 NOTICES. All notices required under this Agreement shall be personally delivered or sent by first class mail, postage prepaid, to the addresses on the signature page of this Agreement, or to such other addresses as the Bank and the Borrower may specify from time to time in writing.

10.10 HEADINGS. Article and paragraph headings are for reference only and shall not affect the interpretation or meaning of any provisions of this Agreement.

10.11 COUNTERPARTS. This Agreement may be executed in as many counterparts as necessary or convenient, and by the different parties on separate counterparts each of which, when so executed, shall be deemed an original but all such counterparts shall constitute but one and the same agreement.

10.12 PRIOR AGREEMENT SUPERSEDED. This Agreement supersedes the Business Loan Agreement entered into as of May 7, 1996, between the Bank and the Borrower, as amended, and any credit outstanding thereunder shall be deemed to be outstanding under this Agreement.

This Agreement is executed as of the date stated at the top of the first page.


BANK OF AMERICA
National Trust and Savings Association     Cost Plus, Inc.


X   /s/ Sugeet Manchanda                   X   /s/ John F. Hoffner
  _____________________________________      __________________________________
By: Sugeet Manchanda, Vice President       By: John F. Hoffner EVP, CFO


Address where notices to the Bank are      Address for Notices:
to be sent:

International Trade Banking                P.O. Box 23350
Office-North #01768                        Attn: Malcolm R. Carden
201 California St.                         Oakland, CA 94623
San Francisco, CA 94137